EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), with an effective date of December 28, 2021 (the “Effective Date”), is entered into by and between THC Therapeutics, Inc., a Nevada corporation (the “Company”), and Five Points Consulting, LLC, a Nevada limited liability company (the “Consultant”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS:

A.	The Consultant has the management, cannabis industry, and technical expertise to assist the Company;

B.	The Consultant is offering its services as a consultant to the Company;

C.	The Company desires to retain the Consultant as an independent contractor and to memorialize the terms of the Parties’ arrangement by entering into this Agreement; and

D.	The Parties agree that this Agreement reflects the entire understanding and agreements between the Parties hereto.

AGREEMENT:

In consideration of the foregoing recitals and of the covenants and conditions set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1. Engagement.

(a) The Company hereby engages the Consultant to, as an independent contractor, (a) serve as management and cannabis industry consultant, and (b) provide general management and business advisory services and advise the Company regarding strategic direction in connection with the cannabis and wholistic health industries (collectively, the “Services”).

(b) The Consultant hereby accepts the engagement to provide the Services to the Company on the terms and conditions set forth herein.

(c) The Consultant shall devote such time, attention and energy to the business and affairs of the Company as reasonably requested by the Company, and in any event, no less than the amount of time reasonably necessary to perform the Services.

2. Compensation. In consideration of the Services to be performed by the Consultant hereunder, the Company shall pay the Consultant monthly in arrears a cash fee of $29,666.66 and, within thirty days after the Effective Date, issue the Consultant or its assignee(s) non-qualified stock options to purchase 3,000,000 shares of common stock of the Company, exercisable for five (5) years from the Effective Date, having an exercise price per share equal to the 10-day volume weighted average price (VWAP) immediately preceding and including the Effective Date, and vesting upon the earlier of (i) the Company’s generation of $25,000,000 in annual revenue, (ii) two (2) years following the Effective Date, or (iii) or a Change of Control of the Company, provided this Agreement has not already been duly terminated prior to such vesting event. For purposes of this Agreement, “Change of Control” means: (A) the acquisition by any person or group, other than the Company, of 50% or more of the voting stock of the Company; (B) the consummation of a merger, consolidation or reorganization, the result of which is that the stockholders of the Company immediately prior to the merger, consolidation or reorganization do not own and control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or (C) a sale, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.

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3. Term and Termination.

(a) Term. This Agreement shall commence on the Effective Date and shall be for a term lasting until completion of the Consultant’s performance of the Services (the “Term”). Upon the expiration or termination of this Agreement (the “Termination Date”): (a) the Consultant shall return the Company’s Protected Information (as defined herein) in its possession or control; and (b) all amounts not disputed in good faith that are owed by each Party to the other Party under this Agreement which accrued before such termination or expiration will be immediately due and payable.

(b) Termination for Cause. The Company may, at its option, immediately terminate this Agreement forthwith for “cause,” including, without limitation, any obligation to pay additional monthly fees under this Agreement (except to the extent already accrued through the Termination Date). For purposes of this Agreement, “Cause” shall mean: (a) material breach of this Agreement (continuing for 30 days after receipt of written notice stating the nature of the breach and the need to cure); (b) gross negligence in the performance or intentional non-performance of the Services (continuing for 30 days after receipt of written notice stating the nature of the breach and the need to cure); (c) dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially affects the operations or reputation of the Company; or (d) the conviction of any of the Consultant’s principals of a felony or other crime involving moral turpitude.

(c) Either Party may terminate this Agreement at any time, for any reason or no reason, by providing ten (10) days’ written notice to the other. Termination shall be effective ten (10) days after delivery of the notice of termination.

4. Competitive Activity.

(a) Acknowledgment. The Consultant acknowledges that the pursuit of the activities forbidden by Paragraph 4(b) below would necessarily involve the use, disclosure or misappropriation of Protected Information (as hereinafter defined).

(b) Prohibited Activity. To prevent the above-described use, disclosure or misappropriation of Protected Information (as hereinafter defined), the Consultant agrees that during the Term and for a period of one (1) year thereafter, the Consultant shall not render services of a business, professional or commercial nature (whether for compensation or otherwise) to any other person or company developing or marketing a herb dryer.

(c) The Consultant recognizes and agrees that the above restrictions are reasonable and appropriate to protect the Company’s legitimate business interests, including its interest in protecting Protected Information from disclosure that would inevitably occur the Consultant were to compete in violation of this Paragraph. Notwithstanding the prohibitions of this Paragraph, the Consultant may own up to three (3%) of the stock of a publicly-held company without being in violation of this Agreement. The geographic scope of the restrictions of this Paragraph is worldwide where the Company does business or has engaged in efforts to market its products or services within the three-year period immediately preceding the last day of the term of this Agreement.

5. Representations and Warranties.

(a) The Consultant represents and warrants that: (i) the Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant’s undertaking this relationship with the Company; (ii) the performance of the Services called for by this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) the Consultant will not use in the performance of its responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and (iv) the Consultant has not entered into or will not enter into any agreement (whether oral or written) in conflict with this Agreement.

(b) The Consultant further represents and warrants that it will provide bona fide technical and professional services to the Company, and that such services are not in connection with the offer or sale of securities.

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6. Patent Rights, Invention and Intellectual Property. All rights, title and interest to any and all inventions, discoveries, data, biological materials or software first arising from any work or research conducted under this Agreement, whether or not patentable, shall belong to the Company, and the Consultant hereby covenants and agrees to fully cooperate in the execution of any documents (whether an assignment of intellectual property to the Company or otherwise) which may be at any time requested by Company in connection therewith. The foregoing does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which results from work the Consultant performs outside the Services for the Company.

7. Indemnification. Each Party hereby indemnifies and agrees to defend and hold harmless the other from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising out of any breach of this Agreement or the representations and warranties made by the Parties. The Parties’ obligations under this Paragraph 7 hereof shall survive the termination, for any reason, of this Agreement.

8. Compliance with Securities Laws. The Company understands that any and all Compensation shall be paid solely and exclusively as consideration for the aforementioned Services by the Consultant as an independent contractor. The Consultant’s engagement does not involve the promotion or marketing of the Company’s securities (including its common stock), nor does it involve raising money for the Company.

9. Attorney’s Fees. Should either Party hereto, or any successor or assign of either Party hereto, resort to litigation to enforce this Agreement, the Party or Parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the Party or Parties against whom enforcement was sought, subject to the provisions of Paragraph 19.

10. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

11. Amendment. This Agreement may be amended only by a writing signed by the Consultant and by a representative of the Company duly authorized.

12. Severability. If any provision of this Agreement, as applied to either Party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, the Consultant and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitrator as provided in Paragraph 19 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect the Consultant’s obligations pursuant to the Applicable Provision.

13. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

14. Nonwaiver. No failure or neglect of either Party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

15. No Mitigation. In the event this Agreement is terminated for any reason prior to its expiration, the Consultant shall not be required to mitigate damages hereunder, nor shall the Company be entitled to offset from any sums owing to Consultant under the terms of this Agreement.

16. No Implied Contract. The Parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of Services by Consultant nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

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17. Survival of Terms. The Parties’ respective obligations under Paragraphs 3(a), 4, 5, 6, 7, 9, 18, 19, 20, 21 and 22 hereof shall remain in full force and effect after termination of the Agreement and for the entire period provided in such paragraph, if any, notwithstanding the termination of the Agreement or otherwise.

18. Execution of the Agreement. The Company and the party executing this Agreement on behalf of the Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with the respective terms. Upon delivery of this Agreement to the Consultant, this Agreement, and the other agreements referred to herein, will constitute the valid and binding obligations of the Company, and will be enforceable in accordance with their respective terms.

19. Arbitration of Disputes. Any controversy or claim by Consultant against the Company or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of the Company and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the Services or termination thereof of Consultant by the Company which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against Consultant by the Company (individually and/or collectively, “Claim[s]”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the Parties. Both Parties shall attend a mediation conference in Nevada and attempt to resolve any and all Claims. If the Parties are not able to resolve all Claims, then upon written demand for arbitration to the other Party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Nevada, in accordance with the provisions of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in Nevada. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each Party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Nevada, of any opposing Party or witnesses selected by such Party and/or request production of documents by the opposing Party before the arbitration hearing. By mutual agreement of the Parties, additional depositions may be taken at other locations. In addition, upon a Party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. Consultant acknowledges and agrees that Consultant is familiar with and fully understands the need for preserving the confidentiality of the Company’s agreements with third parties and compensation of the Company’s employees. Accordingly, Consultant hereby agrees that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to Consultant’s agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, Consultant and/or Consultant’s representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each Party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either Party may be entitled to recover whatever damages would otherwise be available to that Party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Consultant. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to the Company of the arbitrator’s decision. Each Party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by the Company. Except as set forth herein, should the Consultant or Company pursue any Claim covered by this Paragraph 19 by any method other than said arbitration, the responding Party shall be entitled to recover from the other Party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 19 shall survive the termination of the Consultant’s Services to the Company. Notwithstanding anything set forth above, Consultant agrees that any breach or threatened breach of this Agreement may result in irreparable injury to the Company, and therefore, in addition to the procedures set forth above, the Company may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

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20. Confidentiality.

(a) For purposes of this Agreement, “Protected Information” subject to the provisions of Paragraph 20 means: (a) all work product delivered to the Company by Consultant in connections with the Services; and (b) all trade secrets or other confidential or proprietary information owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its affiliates, including, without limitation, research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including process, costs, sales or content), processes, techniques, machinery, contracts, financial information or prospective customers, identities or individual contacts of business entities which are customers or prospective customers, preferences, business or habits and business relationships, whether developed prior to the date of this Agreement or hereafter, and made known to the Consultant, whether or not developed, devised or otherwise created in whole or in part by the Consultant’s efforts, by reason of the Consultant’s engagement by the Company.

(b) Notwithstanding Paragraph 20(a), Protected Information will not include information which: (a) at or prior to the time of disclosure by the Company to the Consultant was already known to the Consultant (as evidenced in writing), except to the extent unlawfully appropriated; (b) at or after the time of disclosure by the Company to the Consultant becomes generally available to the public other than through any act or omission on the Consultant’s part; (c) the Consultant receives from a third party free to make such disclosure without breach of any legal obligation; or (d) is developed by the Consultant without use of or reliance on the Protected Information of the Company.

(c) No Unauthorized Use or Disclosure of Protected Information.

(i) During and after the Term and at all times thereafter, the Consultant agrees that it will maintain the Protected Information in strict confidence and shall use the Protected Information only for the purposes set forth in this Agreement.

(ii) During and after the Term and at all times thereafter, the Consultant agrees that it will not: (i) use or disclose any Protected Information in contravention of the Company’s policies or procedures made known to the Consultant; (ii) use or disclose any Protected Information in contravention of any lawful instruction or directive, either written or oral, of any Company employee; (iii) use or disclose any Protected Information in contravention of any duty existing under law or contract; (iv) use or disclose any Protected Information knowingly to the detriment of the Company; (v) use or disclose any Protected Information to any third party without the express written consent of the Company; (vi) use or disclose any Protected Information for a purpose other than for which the Consultant is authorized under this Agreement; or (vii) otherwise knowingly take any action which would constitute or facilitate the unauthorized use or disclosure of Protected Information.

(d) Promptly upon the termination of this Agreement, for any reason, or any time at the written request of the Company, the Consultant will deliver to the Company all property or materials within the Consultant’s possession or control which belong to the Company or its affiliates or which contain or are based upon Protected Information (including notes, presentations, reports, charts, spreadsheets and other documents which contain or reflect Protected Information).

(e) If the Consultant is required to disclose any Protected Information pursuant to any applicable statute, regulation, order, subpoena or document discovery request, the Consultant may do so, provided that, if legally permitted, prior written notice of such disclosure is furnished to the Company as soon as practicable in order to afford the Company an opportunity to seek a protective order.

21. Non-disparagement. Neither Party shall, at any time, disparage the other Party, its affiliates or owners, officers, sponsors or products whether orally, in writing, online or on any social media platform.

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22. LIMITATION OF LIABILITY. IN NO EVENT SHALL CONSULTANT OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. CONSULTANT’S MAXIMUM LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF CASH FEES ACTUALLY PAID TO CONSULTANT HEREUNDER IN THE TWELVE (12) MONTHS PRIOR TO A CLAIM.

The foregoing limitations of liability shall not apply to a breach of the Consultant’s covenants under Paragraph 4 or Paragraph 20.

23. Acknowledgement of Cannabis Status. The Parties expressly understand, acknowledge, and agree that the cultivation, distribution, manufacture and sale of cannabis and products derived from cannabis (collectively, the “Prohibited Activities”) violate federal law, including, without limitation, the Controlled Substances Act, codified at 21 U.S.C. §801 et seq. (the “CSA”). The Parties further understand, acknowledge, and agree that they are entering into this Agreement in compliance with the laws of the State of Nevada and applicable rules or regulations adopted in connection therewith (collectively, the “Cannabis Laws”). The Parties understand, acknowledge, and agree that the Cannabis Laws are subject to interpretation and further regulation regarding the Prohibited Activities. Each Party shall adhere to the laws and policies of all state and local governmental authorities, including but not limited to, the Cannabis Laws, so as not to subject the other Party to enforcement action by any governmental authority. To the fullest extent permitted by law, the Parties hereby waive the right to assert any defense against each other in any proceeding relating to the enforcement of this Agreement based on the status of cannabis under the CSA including, without limitation, the defense of illegality.

24. Successors and Assigns. Subject to the other provisions of this Agreement, the rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Consultant under this Agreement shall be binding on and inure to the benefit of the Consultant and its successors and permitted assigns.

25. Agreement to Perform Necessary Acts. The Consultant and the Company agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

26. Assignment. The Consultant may not assign this Agreement without the Company’s prior written consent. This Agreement may be assigned by the Company in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, and in other instances with the Consultant’s consent which consent shall not be unreasonably withheld or delayed, subject to the termination provisions in Paragraph 3 above. Compensation under this Agreement is assignable at the discretion of the Consultant.

27. Independent Contractor. The relationship between the Consultant and the Company is that of independent contractor under a “work for hire” arrangement. This Agreement is not authority for the Consultant to act for the Company as its agent or make commitments for the Company. The Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

28. Taxes. The Consultant agrees to pay all taxes that may be imposed upon the Consultant with respect to the fees paid to the Consultant hereunder.

29. Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

30. Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Nevada applicable to contracts entered into and performed entirely therein.

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31. Facsimile Certification. A facsimile copy of this Agreement signed by any and/or all Parties shall have the same binding and legal effect as an original of the same.

32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. Regardless of whether this Agreement is executed in one or more counterparts, each such counterpart may be executed by actual or facsimile signature(s).

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties effective as of the date first above written.

Company:

THC Therapeutics, Inc.

Date: December 28, 2021		/s/ Brandon Romanek
	Name:	Brandon Romanek
	Title:	President & Director

Consultant:

FIVE POINTS CONSULTING, LLC

Date: December 28, 2021		/s/ Kevin Bell
	Name:	Kevin Bell
	Title:	Manager

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